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                                                                    EXHIBIT 4(b)

                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CONCEPTRONIC, INC.


     Conceptronic, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that at a special meeting of the stockholders of the Corporation held on November 15, 1996, it was resolved by the duly adopted vote of the stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware that the first sentence of Section 4 of the Corporation's Certificate of Incorporation be amended to read as follows:

          4. The total number of shares of stock which the Corporation shall have authority to issue is sixteen million (16,000,000), consisting of fifteen million (15,000,000) shares of Common Stock, $.01 par value per share, and one million (1,000,000) shares of Preferred Stock, $.01 par value per share.


     IN WITNESS WHEREOF, the Corporation has caused this amendment to be signed by Rainer H. Bosselmann, its Chairman of the Board of Directors, and attested by William D. Gray, its Secretary, this 15th day of November, 1996.


                                             CONCEPTRONIC, INC.



                                             By:/s/ Rainer H. Bosselmann
                                                ------------------------
                                                    Rainer H. Bosselmann
                                                    Chairman of the
                                                    Board of Directors

Attest:


By:/s/ William D. Gray
   --------------------
       William D. Gray
       Secretary